Exhibit 99.1
KINDER MORGAN ENERGY PARTNERS DISTRIBUTES $4.61 PER UNIT FOR 2011 - EXCEEDS ANNUAL BUDGET

Declares Quarterly Distribution of $1.16 Per Unit

HOUSTON, Jan. 18, 2012 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today declared a quarterly cash distribution per common unit of $1.16 ($4.64 annualized) payable on Feb. 14, 2012, to unitholders of record as of Jan. 31, 2012.  This represents a 3 percent increase over the fourth quarter 2010 cash distribution per unit of $1.13 ($4.52 annualized).  KMP has increased the distribution 42 times since current management took over in February of 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a solid fourth quarter and a very successful year overall.  We will distribute $4.61 per unit for the full year, exceeding our annual budget of $4.60 per unit and representing an increase of almost 5 percent from the 2010 distribution per unit.  We also generated cash in excess of our distribution target of approximately $21 million.  We would have been just short of our annual budget of $37 million in excess coverage had we not chosen to increase the distribution per unit by a penny over the budget, and if we would have received a Canadian tax refund that was expected in 2011, but will not be received until this year.  All five of our business segments produced higher annual segment earnings before DD&A and certain items than during 2010, totaling $3.64 billion.  This 10 percent increase over last year reflects solid asset performance and contributions from expansions and acquisitions.  We invested over $2.6 billion in expansions, joint ventures and acquisitions in 2011 to further grow the company.  Looking ahead, we believe there are exceptional growth opportunities in our set of businesses related to the continuing emergence of the natural gas shale plays, growth in CO2 demand in the Permian Basin, increasing demand for export coal and further mandates to increase the use of renewable fuels.  With our large footprint of assets in North America, KMP is well positioned for future growth.”
KMP reported fourth quarter distributable cash flow before certain items of $424.9 million, up 16 percent from $366.2 million for the comparable period in 2010.  Distributable cash flow per unit before certain items was $1.27 compared to $1.17 for the fourth

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quarter last year.  Fourth quarter net income before certain items was $491.8 million compared to $425.4 million for the same period in 2010.  Including certain items, net income was $479.3 million compared to $412.2 million for the fourth quarter last year.  Certain items for the fourth quarter totaled a net loss of $12.5 million versus a net loss of $13.2 million for the same period last year.  The primary certain items included hedge ineffectiveness in our CO2 business, environmental reserves at SFPP and insurance costs related to a terminal fire.
For the full year, KMP produced distributable cash flow before certain items of $1.52 billion, up 12 percent from $1.36 billion for 2010.  Distributable cash flow per unit before certain items was $4.68 compared to $4.43 for the comparable period last year.  Net income before certain items was $1.76 billion compared to $1.52 billion for 2010.  Including certain items, net income was $1.27 billion versus $1.33 billion for the same period last year.  Certain items for 2011 totaled a net loss of $491.0 million versus a net loss of $193.8 million last year.  As previously announced, the primary items included settlement reserves in the Products Pipelines business and the write down of the carrying value of KMP’s initial purchase of KinderHawk.

Overview of Business Segments
The Products Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $161.4 million versus $170.9 million for the comparable period in 2010.  For the year, segment earnings before DD&A and certain items were $694.4 million, up slightly from $687.5 million last year, but about 5 percent below its published annual budget of 6 percent growth.  Segment earnings before DD&A for 2011 would have been $31 million higher than the previous year except for the impact of  lower revenues related to FERC rate case rulings and increased rental expense associated with an unfavorable trial court decision concerning annual rights-of-way lease payments for certain West Coast operations.  The company is seeking further review of the rate cases, as well as modifications to the rights-of-way decision, and will pursue appellate review as necessary.
“The fourth quarter highlights included good results at our West Coast Terminals, reflecting higher rates and new tanks coming online at our Carson, Calif., facility, and higher revenues on the Plantation pipeline system, offset by lower transport volumes and revenues on Pacific,” Kinder said.  “For the year, growth versus 2010 was driven by increased volumes and

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revenues on the Cochin pipeline system and Plantation, and strong results from the West Coast Terminals, offset somewhat by lower volumes and revenues on the Pacific system and the Central Florida and CALNEV pipelines.”
Total refined products volumes decreased 2.5 percent for the fourth quarter versus the same period last year, and were relatively flat for 2011 versus 2010.  Overall gasoline volumes (including transported ethanol on the Central Florida Pipeline) were down 3.2 percent for the fourth quarter and 1.4 percent for the full year.  Pacific and CALNEV continue to experience weak market demand for gasoline.  Diesel volumes declined 1.5 percent for the quarter and were up 0.4 percent for the year, reflecting an uptick in market demand on the West Coast, in particular, for mining operations in northern Nevada.  Jet fuel volumes were down 1.7 percent for the quarter, but up 4.1 percent for the year, with solid growth of commercial volumes on Plantation and CALNEV deliveries to McCarran Airport in Las Vegas, Nev., as well as improved military jet volumes on the Pacific system.  Central Florida’s gasoline and jet fuel volumes were affected by a competing terminal and weak market demand.  This segment handled 7.4 million barrels of ethanol in the fourth quarter (about flat with the same period last year) and 30.4 million barrels for the year, up 2 percent.  This segment also realized substantial growth in biodiesel barrels handled and continues to make various asset investments across the country to accommodate more ethanol and biodiesel.  NGL volumes were down 9 percent versus the fourth quarter last year as a result of weak propane demand for crop drying, but up 3.5 percent for the year attributable to Cochin.
The Natural Gas Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $289.5 million, up 19 percent from $242.6 million for the comparable period in 2010.  For the year, segment earnings before DD&A and certain items were $951.1 million, up 14 percent from $835.9 million for the same period in 2010.  This segment substantially exceeded its published annual budget of 8 percent growth primarily due to the acquisition of assets from Petrohawk.
“Growth in the fourth quarter compared to the same period last year was driven by contributions from the KinderHawk acquisition and the Fayetteville Express Pipeline, which began full service Jan. 1, 2011,” Kinder said.  Also in the quarter, Rockies Express Pipeline produced improved results due to a property tax settlement, equity income from the Eagle Ford

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Gathering and EagleHawk Field Services joint ventures increased due to higher volumes, and Kinder Morgan Treating benefited from the SouthTex and Gas Chill acquisitions.  “Growth for the year versus 2010 was attributable to contributions from the KinderHawk and EagleHawk acquisitions, Fayetteville Express Pipeline, commencement of commercial operations of Eagle Ford Gathering, increased revenues from the Midcontinent Express Pipeline expansion, and improved gathering results due to favorable processing spreads on Casper-Douglas and increased volumes at Red Cedar,” Kinder said.  Results for both the quarter and the year were impacted by lower results from the Trailblazer and KMIGT pipelines.
Overall segment transport volumes were up 11 percent in the fourth quarter versus the same period last year due to the Fayetteville Express Pipeline coming online and solid transport volumes on the Texas intrastate pipeline system, due in part to Eagle Ford Gathering volumes being transported on the intrastates.  Sales volumes on the Texas intrastates were up 5 percent compared to the fourth quarter of 2010.  For the full year of 2011, overall transport volumes were up 13 percent and sales volumes were up 1 percent.
The CO2 business produced fourth quarter segment earnings before DD&A and certain items of $280.6 million, up 16 percent from $241.5 million for the same period in 2010.  For the year, CO2 segment earnings before DD&A and certain items were $1.09 billion, up from $0.96 billion, and on track with the published annual budget of 14 percent growth.
“Growth in the fourth quarter compared to the same period last year was attributable to higher oil and NGL prices, increased production at the Katz Field and reduced costs,” Kinder said.  “For the full year, higher oil and NGL prices, and successfully managing and reducing costs more than offset the overall decline in oil production at SACROC and Yates and a decrease in NGL sales volumes.  While overall CO2 production of 1.3 billion cubic feet per day was basically flat compared to 2010, we did set an annual production record at our CO2 source fields in southwestern Colorado.  Strong demand for CO2 is creating significant expansion opportunities for us, as noted in the other news section of this release.”
In the fourth quarter, the Snyder Gasoline Plant set a second consecutive quarterly NGL production record, producing gross volumes of 17.2 thousand barrels per day (MBbl/d), up 6 percent from 16.3 MBbl/d in the same period of 2010.  For the full year, the plant set an all-

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time NGL production record (since KMP acquired an interest in 2000), but KMP’s average net volumes declined compared to 2010 (8.5 MBbl/d versus 10.0 MBbl/d) due to a contractual reduction in KMP’s net interest in the NGL production from the plant.
Oil production declined slightly at the SACROC Unit compared to the fourth quarter of 2010 (27.8 MBbl/d versus 28.8 MBbl/d).  For the year, average oil production at SACROC was 28.6 MBbl/d versus 29.2 MBbl/d for 2010 and slightly below plan.  Production stabilized at the Yates Field in the fourth quarter, but was down compared to the same period last year (21.8 MBbl/d versus 23.1 MBbl/d).  For the full year, average production at Yates was 21.7 MBbl/d versus 24.0 MBbl/d for 2010, but just slightly below plan.  At the Katz Field, production ramped up significantly in the fourth quarter compared to the same period last year (1.0 MBbl/d versus 0.2 MBbl/d).  For the year, average oil production at Katz was 0.5 MBbl/d versus 0.3 MBbl/d in 2010, and significantly below plan due to the slower than planned production response from the enhanced oil recovery activities that were initiated in the beginning of the year.  The average West Texas Intermediate (WTI) crude oil price for the year was $95.06 per barrel compared to the approximately $89.00 per barrel that was assumed when the company developed its 2011 budget.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel for the year, with all hedges allocated to oil, was $69.73 versus $59.96 for 2010.  The realized weighted average NGL price per barrel for 2010, allocating none of the hedges to NGLs, was $65.61 compared to $51.03 last year.
The Terminals business produced fourth quarter segment earnings before DD&A and certain items of $184.4 million, up 7 percent from $172.6 million for the comparable period in 2010.  For the year, segment earnings before DD&A and certain items were $701.1 million, up 8 percent from $646.5 million last year, but slightly below its published annual budget of 10 percent growth.
About two-thirds of the fourth quarter growth in this segment compared to the same period last year was driven by organic sources, with the remainder coming from acquisitions.  “Internal growth was led by strong coal throughput at Pier IX in Virginia and at other coal-

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handling facilities across our network, as coal volumes increased by 33 percent compared to the fourth quarter of 2010,” Kinder said.  “KMP also realized higher results at the Carteret liquids terminal in New York Harbor due to higher rates and tank expansions.”  Acquisitions that contributed to growth quarter over quarter included the Watco rail transaction (December 2010), the purchase of the Port Arthur, Texas, terminal (June 2011), which handles petcoke for the Total refinery, and the purchase of 50 percent of a crude oil terminal in Cushing, Okla. (February 2011).  For the year, about 70 percent of the growth compared to 2010 was attributable to organic sources, with acquisitions accounting for the rest.  “Growth in 2011 was led by Pier IX, where we had record coal throughput.  Across our terminal network, coal volumes increased by 20 percent versus 2010 to over 39 million tons,” Kinder said.  The Pasadena, Texas, and Carteret terminals also produced higher results compared to the previous year.
In the fourth quarter, this segment handled 16.1 million barrels of ethanol, up 17 percent from 13.8 million barrels for the comparable period last year.  Combined, the terminals and products pipelines business segments handled about 23.5 million barrels of ethanol compared to 21.3 million barrels in the fourth quarter of 2010.  For the full year, this segment handled 61 million barrels of ethanol versus 57.9 million in 2010.  Combined, the terminals and products pipelines business segments handled about 91.4 million barrels of ethanol versus 87.8 million barrels in 2010.  KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced fourth quarter segment earnings before DD&A and certain items of $50.7 million, up 4 percent from $48.7 million for the same period in 2010.  For the year, segment earnings before DD&A and certain items were $198.5 million, up 9 percent from $181.6 million for 2010 and above its published annual budget of 6 percent growth.
“Growth in both the fourth quarter and the year were driven by the new toll agreement on the Trans Mountain pipeline system, favorable results on the Express-Platte pipeline system and the strength of the Canadian dollar,” Kinder said.

2012 Outlook
As previously announced, KMP expects to declare cash distributions of $4.98 per unit for 2012, an 8 percent increase over the $4.61 it will distribute for 2011.  “Our stable and diversified assets continue to grow and produce incremental cash flow in virtually all types of market

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conditions,” Kinder said.  In 2012, KMP expects to generate cash flow in excess of distributions of approximately $70 million.  KMP expects its business units to generate almost $4.4 billion in earnings before DD&A (adding back KMP’s share of joint venture DD&A), an increase of approximately $565 million over 2011.  KMP also expects to distribute almost $1.7 billion for 2012 to its limited partners.  Additionally, management expects KMP will invest approximately $1.7 billion in expansions (including contributions to joint ventures) and small acquisitions for 2012.  Over $490 million of the equity required for this investment program is expected to be funded by Kinder Morgan Management, LLC (NYSE: KMR) dividends.
KMP’s expectations assume an average WTI crude oil price of approximately $93.75 per barrel in 2012, which approximated the forward curve at the time the budget was prepared.  The overwhelming majority of cash generated by KMP’s assets is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2012, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $6 million, or slightly over 0.1 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
KMR also expects to declare distributions of $4.98 per share for 2012.  The projections for KMP and KMR do not include any impact from the proposed acquisition of El Paso Corporation (NYSE: EP) by Kinder Morgan, Inc. (NYSE: KMI), which is expected to close in the second quarter of 2012.  The general partner of KMP is owned by KMI.
The boards of directors approved the 2012 Kinder Morgan budgets at the January board meeting and the budgets will be discussed in detail during the company’s annual analyst conference on Jan. 25, 2012, in Houston.  The conference starts at 8 a.m. CT and will be webcast live.

Other News
Products Pipelines

•
KMP is investing approximately $130 million to build a petroleum condensate processing facility near its Galena Park terminal on the Houston Ship Channel.  The initial throughput capacity of 25,000 barrels per day (bpd) is being supported by a fee-based contract with a major oil customer, and the plant can be expanded up to 100,000 bpd.  The company will own and operate the plant, which will split condensate into its various components.  It is expected to be in service by January of 2014.  The location of the facility, when combined

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with KMP’s previously announced $220 million crude/condensate pipeline, will provide customers with unparalleled connectivity to crude oil and clean products markets on the Texas Gulf Coast.  The crude/condensate pipeline will transport product from the Eagle Ford Shale in south Texas to the Houston Ship Channel.  It will consist of almost 70 miles of new-build construction and 113 miles of converted natural gas pipeline.  Construction of the pipeline continues and the company expects it to begin service in the second quarter of 2012.

•
Parkway Pipeline, a joint venture between KMP and Valero Energy Corp., submitted a coastal use permit application in December for the joint venture’s new 136-mile, 16-inch pipeline that will transport gasoline and diesel from refineries in Norco, La., to an existing petroleum transportation hub in Collins, Miss., which is owned by Plantation Pipe Line Company.  The pipeline will have an initial capacity of 110,000 bpd with the ability to expand to over 200,000 bpd and is projected to be in service by mid-year 2013.  KMP will build and operate the pipeline.

•
Two of three 150,000-barrel storage tanks being constructed as part of KMP’s approximately $48 million expansion project at Travis Air Force Base in northern California were completed and began service in December of 2011.  The company expects the third tank to come online in March of 2012.  The tanks will store military jet fuel.

•
KMP completed biodiesel blending modifications at Plantation Pipe Line Company’s Collins, Miss., terminal in December of 2011.  The project expands biodiesel movement along Plantation by adding one 50,000-barrel storage tank for B99 and modifications to inject B99 into ultra-low sulfur diesel to create blended 5 percent biodiesel.  The blended biodiesel will be transported through the pipeline to 10 Kinder Morgan terminals in the southeast United States.

•
KMP purchased a 14-acre terminal in Lorton, Va., from Motiva for approximately $12 million.  The facility has 450,000 barrels of storage capacity and handles refined petroleum products including gasoline and jet fuel.

Natural Gas Pipelines

•
Eagle Ford Gathering, a joint venture between KMP and Copano Energy in south Texas, executed interruptible service contracts with several producers totaling more than 90,000 MMBtu per day, of which over 21,000 MMBtu per day will convert to long-term firm contracts when the joint venture’s processing capabilities increase in the second quarter of 2013.  The joint venture also completed its delivery facilities to the Formosa Point Comfort processing plant in Jackson County and expects to initiate flow to Formosa in February 2012.  The joint venture has about 400 miles of pipelines (including its capacity rights in certain KMP pipelines) with capacity to gather and process over 700,000 MMBtu per day.  Including its 50 percent equity interest in Eagle Ford Gathering and its 25 percent interest in EagleHawk Field Services (and excluding the crude/condensate pipeline), this segment has committed approximately $400 million to expansion projects in the Eagle Ford Shale.

•
KinderHawk Field Services has executed an additional firm gathering and treating agreement in the Haynesville Shale with a third-party producer for the long-term dedication of a section near De Soto Parish, La., that is expected to initiate natural gas flow in the first quarter of 2012.  KinderHawk also placed into service a new interconnect at ETC Tiger North Holly for

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increased gathering and treating capabilities out of the De Soto Parish area, and additional treating capacity in the North Elm Grove area located in Bossier Parish.  KinderHawk currently has more than 450 miles of pipelines with approximately 2 billion cubic feet (Bcf) per day of capacity and throughput of approximately 1 Bcf per day.

•
KMP closed Nov. 30, 2011, on its previously announced approximately $155 million purchase of SouthTex Treaters, a leading manufacturer, designer and fabricator of natural gas treating plants that remove CO2 and H2S.  The manufactured amine plants range in size from 5 to 1,200 gallons per minute of treating capacity.  The acquisition will allow Kinder Morgan Treating to build amine plants and offer customers the option to own or lease the equipment.  Kinder Morgan Treating is the industry leader in providing contract operated treating and hydrocarbon dew point conditioning plants.

•
The Federal Energy Regulatory Commission approved the Section 5 rate case settlement that KMIGT reached with its shippers in the first quarter of 2011.  No protests were received and the final tariff sheets to put the new fuel rates into effect were filed in the fourth quarter.  The new rates became effective on June 1, 2011, and reduce annualized revenues for KMP by less than $10 million.

CO2

•
There continues to be strong demand for CO2 for enhanced oil recovery projects, and the company is looking at various expansion opportunities to add incremental CO2 production and pursuing additional sales and transportation agreements with major producers.  Today, the board of directors approved investing approximately $255 million to expand the capacity of the Doe Canyon Unit in southwestern Colorado from 105 million cubic feet (MMcf) per day to 170 MMcf per day.  The expansion will include installation of both primary and booster compression with construction beginning in the second quarter this year.  The primary compression is expected to be in service in the fourth quarter of 2013 and the booster compression is targeted to be completed in the second quarter of 2014.  Additionally, the company plans to drill 19 more wells during the next 10 years, with three wells scheduled for this year.  The drilling program will increase production from 105 MMcf per day to 170 MMcf per day.

•
KMP entered into a purchase and sale agreement with Enhanced Oil Resources to acquire the St. Johns CO2 source field and related assets located in Apache County, Ariz., and Catron Country, N.M., for future development for approximately $30 million.  The transaction is expected to close this month.  Expected CO2 production from St. Johns would be transported to the Permian Basin for use by customers in tertiary recovery.

•
KMP has 18 patterns activated at its CO2 flood at the Katz Field in the Permian Basin of West Texas and currently the company is producing approximately 1,200 bpd of crude oil.  The flood is part of an approximately $230 million project that is expected to unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years at the Katz Field.  The project also includes Kinder Morgan’s 91-mile, 10-inch diameter Eastern Shelf Pipeline that was placed into service in the beginning of 2011.  The pipeline delivers CO2 to the Katz Field and will eventually also serve third-party customers in the region who use CO2 for enhanced oil recovery.

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Terminals

•
KMP purchased TransMontaigne Partners’ 50 percent interest in the previously announced Battleground Oil Specialty Terminal Company, LLC (BOSTCO) project.  KMP now owns 98 percent of BOSTCO (the remaining 2 percent is subject to a BOSTCO customer option, which is anticipated to be exercised in January).  Construction on the approximately $430 million oil terminal located on the Houston Ship Channel began in December of 2011.  The first phase of the project, which is expected to be completed by the first quarter of 2014, includes 52 storage tanks that will have a capacity of 6.6 million barrels for handling residual fuel, feedstocks, distillates and other black oils.  Terminal service contracts or letters of intent have been executed with customers for all of the capacity.

•
KMP entered into long-term contracts to support the construction of 2.4 million barrels of new storage for crude oil and condensate at the Trans Mountain pipeline terminal located near Edmonton, Alberta.  Construction of the approximately $210 million project will commence early in 2012 and it is anticipated that the new tanks will be placed into service in late 2013.  The new tankage will provide Alberta producers, marketers and refiners additional options as oilsands production increases and crude oil pricing continues to remain volatile.  The project will set the framework for two additional phases that will ultimately allow for up to 6 million barrels of dedicated storage.  The Edmonton location allows for unparalleled upstream feeder pipeline connectivity and access to all downstream market outlets, including direct connections to Trans Mountain.  Additionally, the company entered into a long-term agreement with a major Canadian producer to support an approximately $8.5 million expansion of feeder connections into its North 40 terminal located in Strathcona County, Alberta.  The project is expected to be completed in September of 2012.

•
In December of 2011, KMP invested $50 million in Watco Companies for a preferred equity position in the rail transportation company.  This was part of a $150 million initiative that the company announced in 2010.  The proceeds will be used by Watco to help finance a number of pending acquisitions, which include the announced Birmingham Southern and Wisconsin Southern transactions.  Watco Companies owns the largest privately held short-line railroad company in the United States.

•
KMP’s International Marine Terminal (IMT) lifted its force majeure this month as ship loading operations returned to service at this coal and petcoke handling facility located on the lower Mississippi River in Myrtle Grove, La.  A new loader at the terminal will allow the company to load larger vessels and handle significantly greater volumes of coal this year.  IMT previously announced over $100 million in coal expansion projects and will continue to look for additional opportunities.

•
KMP’s Pier IX terminal in Newport News, Va., set an all-time throughput record, handling almost 13 million tons of coal.  A new tandem rotary dumper was installed in November of 2010 at this terminal, which allows the facility to dump coal at a rate of 4,000 tons per hour.

Kinder Morgan Canada

•	Trans Mountain pipeline has extended its binding public open season to Feb. 16, 2012, to assess shipper interest to expand the pipeline. Current capacity on Trans Mountain is 300,000 bpd.

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Financings

•
KMP sold common units valued at approximately $152.5 million under its at-the-market program during the fourth quarter.  For 2011, KMP raised approximately $1.02 billion through equity offerings and its at-the-market program.

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $1.16 distribution ($4.64 annualized) payable on Feb. 14, 2012, to shareholders of record as of Jan. 31, 2012.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 29,000 miles of pipelines and 185 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP and KMR have an enterprise value of over $40 billion.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Combined, KMI, KMP and KMR constitute the largest midstream energy entity in the United States with an enterprise value of approximately $65 billion.  For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter and full year earnings.

CONTACTS
Larry Pierce	Mindy Mills Thornock
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9490
www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net

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income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express, Fayetteville Express, KinderHawk through second quarter 2011, EagleHawk, Red Cedar  and Cypress, our equity method investees, less equity earnings plus cash distributions received for Express, Eagle Ford and Endeavor, additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the

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accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
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Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Revenues	$2,004.0	$1,926.6	$8,211.2	$8,077.7

Costs, expenses and other
Operating expenses	1,098.8	1,093.4	4,940.2	5,021.3
Depreciation, depletion and amortization	249.9	230.2	954.5	904.8
General and administrative	85.6	87.1	472.7	375.2
Taxes, other than income taxes	43.4	43.3	184.2	171.4
Other expense (income)	4.0	6.3	(10.9)	(0.1)
	1,481.7	1,460.3	6,540.7	6,472.6
Operating income	522.3	466.3	1,670.5	1,605.1

Other income (expense)
Earnings from equity investments	97.2	67.5	311.1	223.1
Amortization of excess cost of equity investments	(1.8)	(1.5)	(6.7)	(5.8)
Interest, net	(132.8)	(127.5)	(511.0)	(484.9)
Loss on remeasurement of previously held equity interest in KinderHawk to fair value	-	-	(167.2)	-
Other, net	6.4	14.4	17.5	24.2

Income before income taxes	491.3	419.2	1,314.2	1,361.7

Income taxes	(12.0)	(7.0)	(45.8)	(34.6)

Net income	479.3	412.2	1,268.4	1,327.1

Net income attributable to Noncontrolling Interests	(4.3)	(3.2)	(10.6)	(10.8)

Net income attributable to KMP	$475.0	$409.0	$1,257.8	$1,316.3

Calculation of Limited Partners’ interest in net income attributable to KMP
Income attributable to KMP	$475.0	$409.0	$1,257.8	$1,316.3
Less: General Partner’s interest	(304.0)	(275.9)	(1,175.0)	(884.9)
Limited Partners’ interest in net income	$171.0	$133.1	$82.8	$431.4

Limited Partners’ net income per unit:
Net income	$0.51	$0.42	$0.25	$1.40
Weighted average units outstanding	334.4	314.2	326.1	307.1

Declared distribution / unit	$1.16	$1.13	$4.61	$4.40

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$159.2	$165.4	$463.1	$504.5
Natural Gas Pipelines	289.5	243.4	774.2	836.3
CO2	275.4	241.4	1,098.6	965.5
Terminals	180.0	166.1	704.5	641.3
Kinder Morgan Canada	51.6	48.7	201.6	181.6
	$955.7	$865.0	$3,242.0	$3,129.2

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$161.4	$170.9	$694.4	$687.5
Natural Gas Pipelines	289.5	242.6	951.1	835.9
CO2	280.6	241.5	1,093.4	960.2
Terminals	184.4	172.6	701.1	646.5
Kinder Morgan Canada	50.7	48.7	198.5	181.6
Total	$966.6	$876.3	$3,638.5	$3,311.7

Segment DD&A and amortization of excess investments
Products Pipelines	$27.6	$26.4	$108.9	$104.1
Natural Gas Pipelines	49.2	32.0	162.4	124.6
CO2	110.2	113.8	439.2	454.9
Terminals	50.7	48.5	195.0	184.1
Kinder Morgan Canada	14.0	11.0	55.7	42.9
Total	$251.7	$231.7	$961.2	$910.6

Segment earnings contribution
Products Pipelines (1)	$133.8	$144.5	$585.5	$583.4
Natural Gas Pipelines (1)	240.3	210.6	788.7	711.3
CO2(1)	170.4	127.7	654.2	505.3
Terminals (1)	133.7	124.1	506.1	462.4
Kinder Morgan Canada (1)	36.7	37.7	142.8	138.7
General and administrative (1) (2)	(86.1)	(87.0)	(387.6)	(374.9)
Interest, net (1) (3)	(137.0)	(132.2)	(530.3)	(505.3)
Net income before certain items	491.8	425.4	1,759.4	1,520.9
Certain items
Allocated non-cash compensation	2.2	(0.9)	(81.9)	(4.6)
Acquisition costs (4)	(0.4)	(0.7)	(1.6)	(3.6)
Legal expenses (5)	(2.2)	-	(3.1)	(1.6)
Legal reserves (6)	(0.6)	(14.0)	(234.9)	(172.0)
Environmental reserves and receivables	(3.8)	-	(10.6)	(2.5)
Mark to market and ineffectiveness of certain hedges (7)	(5.2)	0.7	5.2	5.3
Insurance deductible, casualty losses and reimbursements (8)	(3.2)	(2.4)	(3.3)	(1.3)
Gain (loss) on sale of assets and asset disposition expenses (9)	0.8	4.1	16.6	(13.3)
Loss on remeasurement of asset to fair value (10)	-	-	(167.2)	-
Prior period asset write-off (11)	-	-	(9.7)	-
Other (12)	(0.1)	-	(0.5)	(0.2)
Sub-total certain items	(12.5)	(13.2)	(491.0)	(193.8)
Net income	$479.3	$412.2	$1,268.4	$1,327.1
Less: General Partner’s interest in net income (13)	(304.0)	(275.9)	(1,175.0)	(884.9)
Less: Noncontrolling interests in net income	(4.3)	(3.2)	(10.6)	(10.8)
Limited Partners’ net income	$171.0	$133.1	$82.8	$431.4

Net income attributable to KMP before certain items	$487.4	$421.9	$1,742.2	$1,505.5
Less: General Partner’s interest in net income before certain items (12)	(304.1)	(276.0)	(1179.8)	(886.8)
Less: General Partner ICT impact	-	-	-	(166.6)
Limited Partners’ net income before certain items	183.3	145.9	562.4	452.1
Depreciation, depletion and amortization (14)	298.5	271.5	1,132.5	1,056.3
Book (cash) taxes - net	7.9	5.0	27.2	26.2
Express, Endeavor & Eagle Ford contribution	7.1	2.1	14.7	4.7
Sustaining capital expenditures (15)	(71.9)	(58.3)	(212.1)	(179.2)
DCF before certain items	$424.9	$366.2	$1,524.7	$1,360.1

Net income / unit before certain items	$0.55	$0.46	$1.72	$1.47
DCF / unit before certain items	$1.27	$1.17	$4.68	$4.43
Weighted average units outstanding	334.4	314.2	326.1	307.1

____________
Notes ($ million)
(1)	Excludes certain items:
'4Q 2010 - Products Pipelines $(5.5), Natural Gas Pipelines $0.8, CO2 $(0.1), Terminals $(6.5), general and administrative expense $(1.6), interest expense $(0.3).
'YTD 2010 - Products Pipelines $(183.0), Natural Gas Pipelines $0.4, CO2 $5.3, Terminals $(5.2), general and administrative expense $(10.2), interest expense $(1.1).
'4Q 2011 - Products Pipelines $(2.2), Natural Gas Pipelines $0, CO2 $(5.2), Terminals $(4.4), KMC $0.9, general and administrative expense $(1.4), interest expense $(0.2).
'YTD 2011 - Products Pipelines $(231.3), Natural Gas Pipelines $(176.9), CO2 $5.2, Terminals $3.4, KMC $3.1, general and administrative expense $(93.8), interest expense $(0.7).
(2)	General and administrative expense includes income tax that is not allocable to the segments: 4Q 2010 - $1.5, YTD 2010 - $9.9 and 4Q 2011 - $1.9, YTD 2011 - $8.7.
(3)	Interest expense excludes interest income that is allocable to the segments: 4Q 2010 - $5.0, YTD 2010 - $21.5 and 4Q 2011 - $4.4, YTD 2011 - $20.0.
(4)	Acquisition expense items related to closed acquisitions.
(5)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures.
(6)	Legal reserve adjustments related to rate case and other litigation matters of west coast Products Pipelines.
(7)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.
(8)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.
(9)	Gain or loss on sale of assets, expenses related to the preparation of assets for sale and, when applicable, the revaluation of remaining interest to fair value.
(10)	Loss on remeasurement of previously held equity interest in KinderHawk to fair value.
(11)	Natural Gas Pipelines write-off of receivable for fuel under-collected prior to 2011.
(12)	Imputed interest on Cochin acquisition, FX gain on Cochin note payable, and Terminals overhead credit on certain items capex.
(13)	General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $7.0 in 4Q and $18.1 YTD 2010 and $7.2 in 4Q and $28.6 YTD 2011.
(14)
Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX), Midcontinent Express (MEP), Fayetteville Express (FEP 2011), KinderHawk, Cypress (2011), EagleHawk (2011), and Red Cedar (2011) DD&A: 4Q 2010 - $39.8, YTD 2010 $145.7 and 4Q 2011 - $46.8, YTD 2011 - $171.3.

(15)
Includes KMP share of REX, MEP, FEP, KinderHawk, Cypress (2011), EagleHawk (2011), and Red Cedar (2011) sustaining capital expenditures of $0.0 in 4Q 2010,  $0.1 YTD 2010, 'and $6.5 in 4Q 2011, $9.9 YTD 2011.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (1)	$66.8	$69.8	$272.4	$284.8
Diesel	28.7	28.2	110.6	108.2
Jet Fuel	21.3	21.5	85.4	83.1
Sub-Total Refined Product Volumes - excl. Plantation	116.8	119.5	468.4	476.1
Plantation (MMBbl)
Gasoline	34.1	34.3	125.6	118.7
Diesel	9.6	10.6	38.3	40.1
Jet Fuel	6.3	6.6	25.2	23.1
Sub-Total Refined Product Volumes - Plantation	50.0	51.5	189.1	181.9
Total (MMBbl)
Gasoline (1)	100.8	104.1	398.0	403.5
Diesel	38.2	38.8	148.9	148.3
Jet Fuel	27.6	28.1	110.5	106.2
Total Refined Product Volumes	166.6	171.0	657.4	658.0
NGL's (2)	6.3	6.9	26.1	25.2
Total Delivery Volumes (MMBbl)	172.9	177.9	683.5	683.2
Ethanol (MMBbl) (3)	7.4	7.5	30.4	29.9

Natural Gas Pipelines (4)
Transport Volumes (Bcf)	728.9	658.6	2,925.0	2,584.2
Sales Volumes (Bcf)	206.1	195.8	804.7	797.9

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.2	1.3	1.3	1.3
Southwest Colorado Production - Net (Bcf/d) (5)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	27.8	28.8	28.6	29.2
Sacroc Oil Production - Net (MBbl/d) (7)	23.2	24.0	23.8	24.3
Yates Oil Production - Gross (MBbl/d) (6)	21.8	23.1	21.7	24.0
Yates Oil Production - Net (MBbl/d) (7)	9.7	10.3	9.6	10.7
Katz Oil Production - Gross (MBbl/d) (6)	1.0	0.2	0.5	0.3
Katz Oil Production - Net (MBbl/d) (7)	0.8	0.2	0.4	0.2
NGL Sales Volumes (MBbl/d) (8)	8.8	10.1	8.5	10.0
Realized Weighted Average Oil Price per Bbl (9) (10)	$$70.33	$$60.21	$$69.73	$$59.96
Realized Weighted Average NGL Price per Bbl (10)	$$65.84	$$53.88	$$65.61	$$51.03

Terminals
Liquids Leasable Capacity (MMBbl)	60.2	58.2	60.2	58.2
Liquids Utilization %	94.5%	96.2%	94.5%	96.2%
Bulk Transload Tonnage (MMtons)	24.9	21.1	100.6	92.5
Ethanol (MMBbl)	16.1	13.8	61.0	57.9

Trans Mountain (MMBbls - mainline throughput)	24.7	29.1	99.9	108.4
____________
(1)	Gasoline volumes include ethanol pipeline volumes.
(2)	Includes Cochin and Cypress.
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above.
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, KMLA, and FEP (beginning in 2011) pipeline volumes.
(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMP's net share of the production from the field.
(8)	Net to KMP.
(9)	Includes all KMP crude oil properties.
(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	December 31, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$409	$129
Other current assets	1,166	1,158
Property, plant and equipment, net	15,596	14,603
Investments	3,346	3,886
Goodwill, deferred charges and other assets	3,586	2,085
TOTAL ASSETS	$24,103	$21,861

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$2,138	$1,262
Other current liabilities	1,481	1,502
Long-term debt	10,660	10,277
Value of interest rate swaps	1,079	605
Other	1,141	922
Total liabilities	16,499	14,568

Partners’ capital
Accumulated other comprehensive income (loss)	3	(186)
Other partners’ capital	7,505	7,397
Total KMP partners’ capital	7,508	7,211
Noncontrolling interests	96	82
Total partners’ capital	7,604	7,293
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$24,103	$21,861

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$12,389	$11,410

Segment earnings before DD&A and certain items	$3,810	$3,457
G&A	(388)	(375)
Income taxes	55	36
EBITDA(1)	$3,477	$3,118

Debt to EBITDA	3.6	3.7

____________
(1)	EBITDA includes add back of KMP's share of REX, MEP, FEP, KinderHawk (through 2Q 2011), Cypress, EagleHawk, and Red Cedar DD&A.